SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Dividend and Income Fund
(Name of Registrant as Specified In Its Charter)

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Dividend and Income Fund
11 Hanover Square, 12th Floor
New York, NY 10005
www.DividendandIncomeFund.com
New York, NY
May 11, 2020

Dear Fellow Shareholders:
You might be contacted by an activist shareholder of Dividend and Income Fund (NYSE: DNI) (the “Fund”) that is in the business of attacking funds.  The activist shareholder has given the Fund notice that it intends to solicit proxies for proposals at the Fund’s upcoming 2020 annual meeting of shareholders, even though your Board of Trustees (the “Board”) has determined that the matters may not be presented at the meeting.  We urge you to discard the attacking shareholder’s communication.
We urge you to review the Fund’s enclosed proxy statement
Vote the Fund’s WHITE proxy card.

Do not mail in or vote on any GREEN proxy card that may be sent to you.

The attacking shareholder’s name is Bulldog Investors LLC, of which Philip Goldstein is a managing member.   Bulldog has indicated its intent to support an invalid nomination of an individual to the Board and two matters of other business. With respect to the invalid nomination, the nomination failed to comply with the Fund’s Bylaws and, after careful consideration, the Board determined that this nomination is invalid. With respect to Bulldog’s proposals of other business, Bulldog never even attempted to comply with the Fund’s Bylaws, showing a clear disregard for state law and corporate governance. Accordingly, the Board determined that such proposals of other business are also invalid. As a result, votes for these invalid proposals will not be counted at the meeting.
Your vote is extremely important, no matter how many or how few shares you own. Please cast your vote “FOR” your Board-approved nominee listed on the enclosed WHITE card. Voting takes just a few minutes and can be done by following the instructions on the enclosed WHITE proxy card.
Bulldog may contact you by mail or otherwise to solicit your vote. Please do not mail in or vote any proxy card other than the WHITE proxy card, as doing so would cancel your vote to support your Fund and its current Board.
On behalf of the Board and management, thank you for your continued support of our mission to meet your long-term investment goals.
Sincerely,

Thomas B. Winmill
Chair, The Board of Trustees of Dividend and Income Fund

If you have any questions, please call Georgeson LLC, the Fund’s proxy solicitor, toll-free at 800-561-2871.